EXHIBIT 99.1

Global Blood Therapeutics Reports Recent Business Progress and Provides Third Quarter 2016 Financial Results

SOUTH SAN FRANCISCO, Calif., Nov. 09, 2016 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT), a biopharmaceutical company developing novel therapeutics for the treatment of grievous blood-based disorders with significant unmet need, today reported business progress and financial results for the third quarter ended September 30, 2016.

“We continue to make important progress across our GBT440 development programs and are particularly excited to have reached agreement with the FDA on key elements of our Phase 3 HOPE Study design for GBT440 in sickle cell disease (SCD),” said Ted W. Love, M.D., president and chief executive officer of GBT. “SCD is an urgent unmet medical need, and we believe the HOPE Study is uniquely designed to demonstrate the benefit of GBT440’s mechanism of action. We look forward to initiating clinical trial sites for this Phase 3 study and beginning to screen patients by December.”

Recent Business Progress

Sickle Cell Disease

  Reached agreement with the U.S. Food and Drug Administration (FDA) on key elements of the pivotal program for GBT440 in SCD. The Phase 3 clinical trial, the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, is a randomized, double-blind, placebo-controlled, multi-center pivotal trial. It is expected to enroll up to 400 SCD patients, age 12 and older who have had at least one episode of vaso-occlusive crisis (VOC) in the previous year. The HOPE Study is expected to begin screening patients by December 2016.
  Presented clinical data that continue to support the durability, safety and mechanism of action of GBT440 as a potentially disease-modifying therapy for SCD at the Academy for Sickle Cell and Thalassaemia Conference (ASCAT) in October. The data and results, which were previously presented at the European Hematology Association's 21st Congress in June, included 90-day data from a cohort of patients in the ongoing Phase 1/2 GBT440-001 study who were taking 700 mg/day of GBT440 and 28-day data from three dosing cohorts of GBT440. The findings demonstrated that all SCD patients dosed with GBT440 have shown a positive hematologic response.
  Joined the SCD Coalition, which is comprised of leading patient advocacy groups, researchers, clinicians, policymakers, industry and foundations, in a collective effort to improve SCD care, early diagnosis, treatment and research both in the United States and globally. During a press conference to launch the SCD Coalition, a call to action on SCD was announced, and the American Society of Hematology and several members of the SCD Coalition issued a new report, State of Sickle Cell Disease: 2016.
  Announced publication of GBT440 preclinical data that were previously presented at the 57th American Society of Hematology (ASH) Annual Meeting & Exposition in the online edition (doi: 10.1111/bjh.14264) of the British Journal of Haematology Review.
  Announced publication of preclinical data highlighting the potential of GBT440 to reduce sickling and sickling-related complications in individuals with sickle cell trait in the online edition (Volume 8, No 3 - 2016) of Hematology Reports.
  Received acceptance of three poster presentations at the upcoming 58th ASH Annual Meeting & Exposition, which will be held December 3-6 in San Diego. The presentations will highlight data that support the ongoing GBT440 development program for SCD, including an overview of the Patient Reported Outcome (PRO) measurement tool that will be used in the Phase 3 HOPE Study.

Idiopathic Pulmonary Fibrosis (IPF)

  Announced publication of preclinical results that support the development of GBT440 for the potential treatment of hypoxemic pulmonary disorders, including IPF, in the online edition of Physiological Reports. The published study is the first to suggest that hemoglobin modifiers, such as GBT440, have the potential to increase oxygen uptake in the lungs, resulting in improved oxygen delivery to tissues.

Corporate

  Announced the appointment of Tricia Suvari as chief legal officer. Ms. Suvari has approximately 20 years of experience in the life sciences industry and has served in senior roles at CV Therapeutics, Genentech and the non-profit Peninsula Open Space Trust.

Summary Financial Results for the Quarter Ended September 30, 2016

Cash and cash equivalents totaled $217.8 million at September 30, 2016, compared with $148.5 million at December 31, 2015.

Net loss and comprehensive loss for the three months ended September 30, 2016 was $21.0 million, compared with $14.8 million for the same period in 2015. Basic and diluted net loss per share attributable to common stockholders for the three months ended September 30, 2016 was $0.58, compared with $0.90 for the same period in 2015.

Research and development (R&D) expenses for the three months ended September 30, 2016 were $15.1 million, compared with $12.1 million for the same period in 2015. The increase in R&D expenses is primarily attributable to increased expenses related to our development of GBT440 for the treatment of SCD as we continued our Phase 1/2 clinical trial and incurred start-up costs related to our Phase 3 HOPE Study, the ongoing studies of GBT440 in IPF and the preclinical efforts for our other research-stage programs. These increases were partially offset by a decrease in expenses for licensed intellectual property rights for GBT440 incurred in 2015 and a decrease in expenditures on our hereditary angioedema program as a result of the discontinuation of the program in the quarter ended September 30, 2016.  Total R&D non-cash stock compensation expense incurred for the three months ended September 30, 2016 was $1.0 million, compared with $0.5 million for the same period in 2015.

General and administrative (G&A) expenses for the three months ended September 30, 2016 were $6.0 million, compared with $2.7 million for the same period in 2015. The increase in G&A expenses is primarily attributable to increased employee-related costs associated with the hiring of additional G&A related personnel to support our growth and recognition of non-cash stock compensation related to performance based equity awards earned in the quarter. Total G&A non-cash stock compensation expense incurred in the three months ended September 30, 2016 was $2.1 million, compared with $0.3 million for the same period in 2015.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease and expects to initiate its Phase 3 clinical trial by the end of 2016. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders in an ongoing Phase 2a study in patients with IPF.  To learn more, please visit: www.globalbloodtx.com.

Forward-Looking Statements

Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of GBT440, our ability to implement our clinical development plans for GBT440, the timing of, and our ability to generate data from, our Phase 2a clinical trials of GBT440 in adolescents with SCD and in adults with IPF, the timing of, and our ability to initiate and conduct our Phase 3 clinical trial of GBT440 including our ability to enroll patients in and begin screening in our HOPE Study, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, and that drug-related adverse events may be observed in later stages of clinical development, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

GLOBAL BLOOD THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$15,145	$12,106	$40,847	$25,257
General and administrative	5,999	2,669	14,821	5,473
Related party expenses	—	—	—	65
Total operating expenses	21,144	14,775	55,668	30,795
Loss from operations	(21,144)	(14,775)	(55,668)	(30,795)
Interest and other (expense) income, net	159	11	407	20
Net loss and comprehensive loss	$(20,985)	$(14,764)	$(55,261)	$(30,775)
Net loss attributable to common stockholders	$(20,985)	$(15,551)	$(55,261)	$(34,955)
Net loss per share attributable to common stockholders, basic and diluted	$(0.58)	$(0.90)	$(1.72)	$(4.83)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	36,353,958	17,288,610	32,074,779	7,242,559

GLOBAL BLOOD THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$217,837	$148,502
Prepaid expenses and other current assets	3,429	2,318
Total current assets	221,266	150,820
Other assets	2,766	2,254
Total assets	$224,032	$153,074
Liabilities and Stockholders’ Equity
Current liabilities	$13,157	$10,723
Other liabilities, noncurrent	775	1,556
Total liabilities	13,932	12,279
Total Stockholders’ equity	210,100	140,795
Total liabilities and stockholders’ equity	$224,032	$153,074

Contact Information:
Myesha Edwards (investors)
Global Blood Therapeutics
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
BrewLife
415-946-1087
media@globalbloodtx.com